Exhibit 10.5
November 22, 2022
Mr. William J. Lynn III
4505 Hoban Road
Washington, D.C. 20007
Re:    New Employment Agreement
Dear Bill:
This letter sets forth the terms of your continued employment as Chairman and Chief Executive Officer of Leonardo DRS, Inc. (the “Company”). Should you accept this offer, this signed letter shall constitute your employment agreement with the Company (the “Agreement”) and will be effective upon close of the merger contemplated in the Agreement and Plan of Merger by and among RADA Electronic Industries Ltd., the Company and Blackstart Ltd., dated as of June 21, 2022 (the “Effective Date”).
1.    Duties.
1.1    The Company shall employ you, and you shall serve, as Chairman and Chief Executive Officer of the Company and in such capacity, have such authority, functions, duties, powers, and responsibilities typically associated with such position.
1.2    You shall report to the Company’s Board of Directors (the “Board”). You shall devote substantially all of your working time and efforts relating to the performance of your duties hereunder. While employed, you shall not engage in any other occupation for gain, profit or pecuniary advantage without the consent of the Board; provided, however, that: (a) this limitation shall not be construed as preventing you from managing your passive investments or being involved in charitable, religious, and civic interests so long as they do not materially interfere with the performance of your duties hereunder; (b) you may serve on the Proxy Board of Accenture, Inc. so long as such service does not create an actual conflict of interest or materially interfere with the performance of your duties hereunder; and (c) you may request to serve on another for-profit board of advisors or board of directors, provided that such for-profit organization is not a competing business and subject to the approval of the Board of Directors. In performing your duties hereunder, you shall comply with all written policies and procedures of the Company.
1.3    You will provide services to the Company from the Company’s offices in Arlington, Virginia (Crystal City); subject to any business travel as is necessary to perform your duties as Chairman and Chief Executive Officer.
1.4    Subject to the terms set forth in Section 4 below, please understand that this letter does not constitute a contract of employment for any specific period of time but will create an employment at-will relationship that may be terminated at any time by you or the Company, with or without cause, and with or without advance notice. The at-will nature of the employment relationship may not be modified or amended except by written agreement signed by the Chair of the Company’s Compensation Committee (the “Committee”) and you.
2.    Compensation and Other Remuneration.
2.1    Base Salary. Your annual base salary (“Base Salary”) for 2022 will be $1,157,249. The amount of your Base Salary shall be reviewed annually by the Board in consultation with Leonardo S.p.A.; provided the Company may increase, but not decrease, the Base Salary. Base Salary shall be paid in accordance with the customary payroll practices of the Company and shall be subject to payroll deductions and required withholdings.
2.2    Annual and Long Term Incentives.
(a)    You shall be eligible to participate in the Company’s annual Incentive Compensation Plan or any successor annual incentive program in effect from time to time (the “ICP”) in accordance with, and subject to, the terms of such plan. Your target award under the ICP shall be 110% of your Base Salary (as determined in accordance with the ICP) (“Target Award”) and your maximum Earned Award (as defined in the ICP) shall be 200 % of your Target Award (notwithstanding anything to the contrary in the ICP). The actual amount, if any, of your ICP award will be determined in accordance with the ICP and related terms and conditions approved by the Committee or the Board, as applicable.
(b)    You shall be eligible to participate in the Company’s long-term incentive plans in effect from time to time (collectively, the “LTI Plans”) in accordance with the terms of the LTI Plans. Your target award for 2022 under the Company’s 2022 Omnibus Equity Compensation Plan (the “Omnibus Plan”) shall be $3,580,000. The amount of your target award shall be reviewed annually by the Board; provided the Company may increase, but not decrease, the target award. Unless otherwise provided herein, all LTI Plan awards will be subject to the terms and conditions set forth in the applicable LTI Plan and award agreement.
(c)    Any awards granted to you under the cash-based Long Term Incentive Plan (“LTIP”) prior to the Effective Date shall be subject to the terms of the LTIP.
(d)    You shall be eligible to receive a Founders Award (“Founders Award”), also referred to as a One-Time Award, in the form of restricted stock units, subject to approval by the Committee and in accordance with the terms of the Founders Award Restricted Stock Unit Award Grant Notice and the Founders Award Performance Restricted Stock Unit Award Grant Notice. The target value of your Founders Award will be $5,000,000, consisting of $2,000,000 of time-based restricted stock units and $3,000,000 of performance-based restricted stock units, and will be subject to the terms and conditions set forth in your Founders Award Restricted Stock Unit Award Grant Notice and your Founders Award Performance Restricted Stock Unit Award Grant Notice.

3.    Benefits. While employed by the Company, you shall be entitled to the compensation, benefits, and reimbursements set forth in this Section 3, subject to the terms hereof.
3.1    Health, Welfare and Retirement Benefits. The Company shall provide group health, dental, hospitalization, life and disability insurance benefits to you and your eligible dependents that are in effect as of the Effective Date in accordance with the terms of such plans as may be modified from time to time. You shall also be eligible to participate in such other welfare and retirement benefit plans or programs that are offered to senior executives of the Company generally to the extent you are eligible under the general provisions thereof as in effect from time to time.
3.2    Life Insurance. The Company shall provide you with term life insurance benefits under a company-sponsored individual policy that provides your beneficiary with a death benefit in the amount of $4,000,000. The Company shall also provide you with group life insurance benefits that provides your beneficiary with a death benefit of $325,000, subject to certain age-related reductions after you reach the age of 70. Such benefits are to be provided by group life insurance applicable to you and are subject to your eligibility for commercially available coverage and cooperation in obtaining same.
3.3    Vacation. You shall be entitled to five (5) weeks of paid vacation per year, with such vacation being accrued in accordance with the Company’s vacation policies.
3.4    Directors’ and Officers’ Insurance. The Company shall provide you with coverage under the directors’ and officers’ insurance policy currently maintained by the Company or provide you with coverage under any successor or replacement policy that provides at least the same level and duration of coverage as the policy currently maintained by the Company. The Company shall maintain such coverage in full force and effect for a period of time after the termination of your employment which is reasonable and customary in the industry.
3.5    Executive Allowance. You shall participate in the Company’s executive allowance program, and for each calendar year of your employment you shall be entitled to an executive allowance of $50,000.
3.6    Business Travel. The Company shall reimburse you for all reasonable expenses incurred for all business travel you engage in for the benefit of the Company. You shall be entitled to not less than business class travel, when available, when travelling for Company business.
3.7    Business Expenses. The Company shall pay or reimburse you for the ordinary and customary business expenses incurred in the performance of your duties hereunder.
3.8    Legal Expenses. The Company shall reimburse you for your reasonable legal expenses, in an amount not to exceed $10,000, incurred in the negotiation and documentation of this Agreement.

3.9    Annual Exam. Each calendar year during which you are employed hereunder, the Company shall pay for a comprehensive annual physical examination by a physician of your choice, to the extent not otherwise covered under the Company’s medical plan.
4.    Termination of Employment.
4.1    Termination for Cause.
(a)    The Company may terminate your employment and all of the Company’s obligations hereunder, other than its obligations set forth below in this Section 4.1, at any time for Cause. “Cause” shall mean (i) willful failure or refusal without proper cause to perform your duties with the Company, including your obligations under this Agreement (other than any such failure resulting from your incapacity due to physical or mental impairment) and, after having been given written notice thereof by the Company, failure to correct such willful failure or refusal to perform within 30 days after receipt of such notice; (ii) your engagement in dishonesty, illegal conduct or intentional misconduct; (iii) your embezzlement, misappropriation or fraud, whether or not related to your employment with the Company; (iv) your conviction of, or plea of guilty or nolo contendere to, a crime that constitutes a felony (or state law equivalent) or crime that constitutes a misdemeanor involving moral turpitude; or (v) your violations of the Company’s code of ethics and business conduct, as amended from time to time, as determined in the Company’s sole discretion.
(b)    In the event your employment is terminated by the Company for Cause, the Company shall have no further obligations to you under this agreement other than to: (i) pay Base Salary and unused vacation accrued through the effective date of termination, (ii) pay any unpaid Earned Award under the ICP for any completed prior fiscal year and (iii) comply with obligations owed under the Company’s benefit plans in accordance with their terms as in effect as of the effective date of termination ((i) through (iii) collectively, the “Termination Entitlement”).
(c)    In the event your employment is terminated by the Company for Cause, you shall cease to be eligible for any Award Payments (as defined in the ICP) not paid as of the date on which your employment terminates.
(d)    In the event your employment is terminated by the Company for Cause, you shall cease to be eligible for any Award Payments (as defined in the LTIP) not paid as of the date on which employment terminates.
(e)    In the event your Employment (as defined in the Omnibus Plan) is terminated by the Company for Cause prior to the vesting of any awards granted to you under the Omnibus Plan, any unvested awards shall terminate automatically without any further action by the Company and be forfeited without further notice and at no cost to the Company, unless otherwise provided in the applicable award agreements. For the avoidance of doubt, this Section 4.1(e) shall also apply to your Founders Award.

4.2    Termination Due to Death or Disability.
(a)    This Agreement shall terminate (i) upon your death or (ii) upon written notice to you by the Company if you become physically or mentally disabled, whether totally or partially, so that you are unable to perform the regular duties of your employment with the Company on a full time continuous basis for six (6) months, or which can be expected to prevent you from performing such duties in the opinion of a qualified physician, with such notice given at any time thereafter during which you are still disabled. In the event your employment is terminated under this Section 4.2(a), the Company shall not have any further obligations hereunder, except that you or your estate shall be entitled to receive, in addition to any regular life insurance benefits paid by the Company or any disability benefits paid by insurance plans, the Termination Entitlement.
(b)    In the event this Agreement is terminated due to your death or Disability (as defined in the LTIP), notwithstanding anything to the contrary herein or in the LTIP, any unvested Target Awards (as defined in the LTIP), shall fully vest on the date this Agreement terminates due to your death or Disability and shall be payable in accordance with the terms of the LTIP to you or your beneficiary.
(c)    In the event this Agreement is terminated by reason of your death or Disability (as defined in the ICP), the Administrator (as defined in the ICP), in its sole discretion, may authorize a Pro-rated Award Payment (as defined in the ICP) to you or your beneficiary reflecting your participation for a portion of the Plan Year (as defined in the ICP) in which your employment terminated, payable in accordance with the terms of the ICP.
(d)    In the event this Agreement is terminated by reason of your death or Disability (as defined in the Omnibus Plan), any awards granted under the Omnibus Plan shall fully vest on the date of your death or Disability, as applicable, unless otherwise provided in the applicable award agreements, with any applicable performance conditions deemed achieved at target performance. For the avoidance of doubt, this Section 4.2(d) shall also apply to your Founders Award.
4.3    Termination in Connection with a Change in Control. In the event of a Change in Control (as defined in the Company’s Executive Severance Plan), the provisions of the Company’s Executive Severance Plan shall apply in addition to the terms and conditions set forth herein.
4.4    Other Termination by the Company.
(a)    The Company may terminate your employment, other than a termination under Section 4.1, 4.2 or 4.3, upon 30 days’ written notice to you. In the event this Agreement is so terminated, you shall be entitled to a lump sum payment equal to (i) two and one-half times (2.5x) the sum of: (A) your Base Salary, and (B) your Target Award under the ICP for the fiscal year in which your termination of employment occurs, and (ii) any unpaid cash incentive compensation bonus earned by you for the last full fiscal year prior to the termination of your employment.

(b)    If the Company terminates your employment pursuant to this Section 4.4, then notwithstanding anything to the contrary in the LTIP, (i) you shall be eligible to receive unvested Award Payments (as defined in the LTIP) for your 2020 and 2021 awards granted under the LTIP, payable at target and in accordance with the terms of the LTIP at the same time and in the same manner as Award Payments paid to other participants (provided, however, that in any event such payment must be made within sixty (60) days of the applicable vesting date), provided however: (A) you shall automatically be eligible for such Award Payment without regard to the date of your termination of employment during the calendar year, and (B) payment of such Award Payment shall not be subject to any requirement that you be employed by the Company on the date of payment, and (ii)(A) any unvested Retention Component of an LTIP award for 2020 and thereafter shall continue to vest in accordance with its vesting schedule and (B) a pro rata portion of any performance component of an LTIP award for 2021 shall remain eligible to vest, subject to satisfaction of the performance goals set forth in the applicable award agreement, as determined by the Committee, with such pro rata portion determined based on the portion of the applicable performance period in which you were employed, provided, that in the event of a subsequent Change of Control (as defined under the Executive Severance Plan) prior to the vesting of all of the awards granted to you under the LTIP, such awards will be treated no less favorably than those of continuing employees, subject to any applicable proration.
(c)    If the Company terminates your Employment (as defined in the Omnibus Plan) pursuant to this Section 4.4 prior to the vesting of any awards granted to you under the Omnibus Plan, excluding any Founders Award, then subject to Committee approval and not withstanding anything to the contrary in the Omnibus Plan or applicable award agreement, (i) any unvested time-based restricted stock unit, granted to you under the Omnibus Plan shall continue to vest in accordance with its vesting schedule set forth in the applicable award agreement and (ii) a pro rata portion of any performance-based restricted stock units granted to you under the Omnibus Plan shall remain eligible to vest, subject to satisfaction of the performance goals set forth in the applicable award agreement, as determined by the Committee, with such pro rata portion determined based on the portion of the applicable performance period in which you were employed.
(d)    If the Company terminates your Employment (as defined in the Omnibus Plan) pursuant to this Section 4.4 prior to the vesting of your Founders Award, then any applicable performance conditions shall be deemed achieved at target performance and the Founders Award shall continue to vest in accordance with the vesting schedule set forth in the applicable award agreement.
4.5    Termination Due to Material Breach by Company. Notwithstanding anything in this Agreement to the contrary, you shall have the right, exercisable by notice to the Company, to terminate your employment, effective thirty (30) days after the giving of notice, if at the time of such notice: (a) the Company shall be in material breach of its obligations hereunder, (b) the Company seeks to relocate your place of employment from the Washington, D.C. area, or (c) the Company has materially diminished your duties, authority or reporting lines (each, a “Material Breach”); provided, however, this Agreement and your employment will not so terminate if within such 30-day period the Company has cured all such Material Breaches; and provided further, that such notice is provided to the Company within 120 days after the occurrence of such Material Breach. If such Material Breach has not been so cured, you may elect to terminate your employment and to treat such termination as a termination of your employment by the Company pursuant to Section 4.4 above, and you shall be entitled to the rights and benefits provided for therein.
4.6    Resignation. Notwithstanding anything in this Agreement to the contrary, you may voluntarily terminate your employment by providing ninety (90) days’ prior written notice to the Company. In such event, the Company’s only obligations to you shall be for the Termination Entitlement.
4.7    Retirement. Notwithstanding anything in this Agreement to the contrary, you may Retire by voluntarily terminating your employment on one hundred eighty (180) days’ prior written notice to the Company and the Board of Directors. In such event, you shall be eligible to receive:
(a)    the Termination Entitlement;
(b)    your target award under the ICP for the full fiscal year in which you Retire payable at the same time as ICP awards are paid to other participants;
(c)    any time-based restricted stock units granted to you under the Omnibus Plan (excluding any Founders Award) that were granted at least six (6) months prior to the date you provide written notice of your intent to Retire, shall continue to vest according to the vesting schedule in the applicable award agreement;
(d)    a pro rata portion of any performance-based restricted stock units granted to you under the Omnibus Plan (excluding any Founders Award) shall remain eligible to vest pro rata based on the date your employment terminates, subject to satisfaction of the performance goals set forth in the applicable award agreement, as determined by the Committee.
(e)    notwithstanding anything to the contrary in the LTIP, unvested Award Payments (as defined in the LTIP) under the LTIP will continue to vest and remain payable in accordance with the terms of the LTIP; and
(f)    reimbursements equal to the monthly premiums pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for eighteen (18) months, subject to the terms set forth in Section 2.2 of the Company’s Executive Severance Plan.
For the purposes of this agreement, “Retire” means, once you have reached the age of 65 years, the voluntary termination of employment by you; provided, that you provide notice to the Company at least one hundred eighty (180) days prior to your last day of employment. Any Founders Award that is unvested at the time you retire shall terminate automatically without any further action by the Company and be forfeited without further notice and at no cost to the Company.
4.8    Delivery of Release; Timing of Payments.
(a)    Notwithstanding anything herein to the contrary, you shall be entitled to the payments and benefits provided for in Sections 4.4, 4.5, and 4.8(b) (subject to the terms of such sections) only if you first execute and deliver to the Company, and do not revoke, a Separation and General Release Agreement in favor of the Company, its affiliates and their respective officers and directors, in a form to be provided by the Company on or about the date on which your termination of employment occurs.
(b)    Subject to Section 4.8(a), the payment provided for in Section 4.4(a) (subject to the specific terms therein) shall be made no later than 60 days following the date on which your termination of employment occurs, provided, that if the release consideration and revocation period spans two calendar years, then such payment shall be made in the second calendar year. The Termination Entitlement will be paid on the payroll date next following the date on which your termination of employment occurs.
4.9    Benefits and Other Payments upon Termination.
(a)    Except as otherwise provided herein, upon termination employment, your rights to benefits and payments under the Company’s incentive compensation and other benefit plans (including the ICP, the LTIP, the Omnibus Plan, your Founders Award and any related award agreements) shall be determined in accordance with the then current terms and provisions of such plans and any agreements under which such benefits or payments were granted, except as specifically set forth herein.
(b)    If your employment is terminated under Section 4.4 or Section 4.5, you shall be entitled to the payments and benefits described in the following clauses (i) and (ii):
(i)    Payment or reimbursement by the Company for COBRA premiums payable by you for health, dental and hospitalization insurance for you and any dependents who are enrolled in such plans on the date of termination for the one-year period following such date (or until the date you cease to have a valid COBRA election in effect, if sooner). Such coverage shall in all events qualify as an “accident or health plan” under Sections 105 or 106 of the Code and shall be secondary to: (y) benefits of the same type received by or made available to you by a subsequent employer (if any), and (z) Medicare coverage upon you becoming eligible for Medicare. Notwithstanding the foregoing, in the event the Company determines, in its reasonable judgment, that payment or reimbursement of your COBRA premiums may result in a violation of applicable law, the imposition of any penalties under applicable law, or other adverse consequences to the Company, the Company may instead pay to you a lump sum amount, in cash, that on an after-tax basis is equal to the premiums (or remaining premiums) that would otherwise have been paid or reimbursed by the Company.

(ii)    Continued participation in, and payment of premiums by the Company for, life insurance and other welfare benefits (other than health, dental, and hospitalization benefits) that you would otherwise be entitled to receive had you remained employed by the Company during the one-year period following the date of termination; provided, however, that if such participation by you after termination of employment is not permitted under any such plan, the Company may provide you with substantially equivalent alternative coverage through one or more individual insurance policies or otherwise. You shall cooperate with the Company with respect to the Company’s obtaining and providing such substantially equivalent alternative coverage.
5.    Restrictions.
5.1    Confidential Information
(a)    You shall not disclose or use at any time, either during or subsequent to your service with the Company, any trade secrets or other proprietary or confidential information, whether patentable or not, of the Company or any of its Affiliates (defined below), including, but not limited to, technical or non-technical data, software programs and enhancement equipment, hardware and enhancements, business strategies, marketing data and plans, current and potential customer data and contract arrangements, plans for growth and acquisition, financial information, facilities, personnel information and operating methods and procedures or suppliers, of which you are or become informed or aware during your service with the Company, whether or not developed by you. “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.
(b)    This covenant shall survive the termination of your service with the Company and shall remain in effect and be enforceable against you for so long as any such Company and/or Affiliate secret, proprietary or confidential information retains economic value, whether actual or potential (to be determined at the discretion of the Company and/or the Affiliate, as applicable), from not being generally known to other persons who can obtain economic value from its disclosure or use. You shall execute such reasonable further agreements and confirmations of your obligations to the Company and its Affiliates concerning non-disclosure of trade secrets and proprietary and confidential information of the Company and its Affiliates as the Company and its Affiliates may require from time to time.
(c)    Upon termination of your service with the Company, you shall promptly deliver to the Company all of the Company’s property, wherever it is located, including, but not limited to, keys, equipment, all customer lists, specifications, drawings, listings, documentation, manuals, letters, notes, note books, reports, computer discs, and all copies thereof, and all other materials of a secret, proprietary, or confidential nature relating to the Company’s business, which are in your possession or under your control.
(d)    Notwithstanding anything to the contrary in this Agreement or otherwise, nothing shall limit your rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity.
(e)    Notwithstanding the foregoing, you agree to waive your right to recover monetary damages in connection with any charge, complaint or lawsuit filed by you or anyone else on your behalf (whether involving a governmental entity or not); provided, that you are not agreeing to waive, and this Agreement shall not be read as requiring you to waive, any right you may have to receive an award for information provided to any governmental entity. You are hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to your attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.
5.2    Intellectual Property. You hereby irrevocably assign and agree to assign to the Company all rights, title, and interest worldwide you may have or acquire in and to any and all Company Intellectual Property, together with the right to prosecute or sue for infringements or violations of the same. The term “Intellectual Property” means inventions, discoveries; developments; trade secrets; processes; formulas; data; lists; plans, software programs; graphics; artwork; logos, and all other works of authorship, ideas, concepts, know-how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registerable under any intellectual property laws or industrial property laws in the United States or any foreign country. The term “Company Intellectual Property” means all Intellectual Property that: (a) relate to the actual or proposed business, work, research or investigation of the Company, any of its Affiliates or any predecessors thereto or that are discovered, developed, created, conceived, reduced to practice, made, completed, learned or written by you, either alone or jointly with others, in the course of your employment; (b) utilize, incorporate or otherwise relate to Company or Affiliate secret, proprietary or confidential information; or (c) are discovered, developed, created, conceived, reduced to practice, made, completed, learned or written by you using property or equipment of the Company or any of its predecessors. You agree to communicate in writing promptly and fully to the Company (to such department or officer of the Company and in accordance with such procedures as the Company may direct from time to time) any and all Company Intellectual Property. You acknowledge and agree that any work of authorship by you or others comprising Company Intellectual Property shall be deemed to be a “work made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. § 101 (2000)). To the extent that any such work of authorship may not be deemed to be a work made for hire, you hereby irrevocably assigns and agrees to assign any ownership rights you may have or acquire in and to such work to the Company. You agree to perform, whether during or after your employment with the Company, all acts deemed necessary or desirable by the Company to permit and assist the Company in protecting, registering, recording, obtaining, maintaining, defending, enforcing and perfecting the Company’s rights in and to the Company Intellectual Property, including executing applications for registration, therefore. This Agreement does not apply to any Intellectual Property you made before your employment by the Company.
5.3    Non-Disparagement. You agree, other than with regard to employees in the good faith performance of your duties with the Company while employed by the Company, both during and after your employment with the Company terminates, not to knowingly disparage the Company or its officers, directors, employees or agents in any manner likely to be materially harmful to it or them or its or their business, business reputation or personal reputation. This paragraph shall not be violated by statements from you which are truthful, complete and made in good faith in required response to legal process or governmental inquiry. You also agree that any breach of this non-disparagement provision by you shall be deemed a Material Breach of this Agreement. Likewise, the Company agrees not to disparage you or your business or personal reputation, provided, however. that this paragraph shall not be violated by statements from the company which are truthful, complete, and made in good faith in required governmental disclosures in response to legal or governmental inquiry. The Company agrees that its breach of this non-disparagement provision shall be deemed a Material Breach of this Agreement.
5.4    Non-Competition. You agree that so long as you are employed by the Company and for a period of one (1) year after such employment is terminated, whether voluntarily or involuntarily, you will not be employed by, manage, operate, control or participate in the ownership, management, operation or control of any company, business, or organization doing business in the United States that provides products or services competitive with those of the Company if that company is providing services under a program for which the Company provided services during the last two (2) years of your employment and if your job duties or function for that company, business or organization is substantially similar to the job duties or function that you performed in connection with that program while employed by the Company during that period.
5.5    Program Non-Solicitation. You agree that you will not, while employed with the Company and for an additional two (2) years after your employment with the Company is terminated for any reason, whether voluntarily or involuntarily, participate in or assist with the submission of any proposal or bid for a program or prospective program that is competitive with a proposal of the Company by: (i) disclosing, providing or using information about the Company’s work on a program or prospective program, (ii) disclosing, providing or using information about a proposal or bid for a program and prospective program prepared or made by the Company, (iii) reviewing, advising or assisting with the preparation of a proposal or bid for a program or prospective program, or (iv) reviewing, advising, assisting with or making a presentation to a program customer or prospective program customer.
5.6    Employee Non-Solicitation. You agree that you will not, while employed with the Company and for an additional two (2) years after your employment with the Company is terminated for any reason, whether voluntarily or involuntarily, directly or indirectly, (i) solicit, hire, or recruit, (ii) attempt to solicit, hire or recruit, or (iii) induce or cause the termination of employment or engagement of, any employee, consultant, independent contractor or agent of the Company.
5.7    Remedies for Breach. The parties hereby declare that the rights of the Company contained in Sections 5.1 through 5.6 are of a unique nature, the loss of which may cause irreparable harm, and that it may be impossible to measure in money the damages which will accrue to the Company by reason of the loss of such rights or a failure by you to perform or adhere to any of the obligations under Sections 5.1 through 5.6 herein. You expressly acknowledge that remedies at law alone will be inadequate to compensate the Company and its Affiliates for any breach or violation of any of the provisions of Sections 5.1 through 5.6 herein, and that the Company, in addition to all other remedies hereunder or thereunder, shall be entitled, as a matter of right, to seek injunctive relief, including specific performance, with respect to any such breach or violation, in any court of competent jurisdiction and you waive the requirement of the posting of any bond in connection with such injunctive relief. You further acknowledge and agree that the promises and covenants contained in Sections 5.1 through 5.6 are ancillary to the otherwise enforceable promises contained herein and are reasonable and valid.
6.    Indemnification. The Company hereby agrees to indemnify and hold you harmless for any damages, costs, charges, fees or other expenses, including without limitation, reasonable attorneys’ fees, that you incur or may incur as a result of any claims, disputes, suits or other proceedings or investigations arising out of or relating to the performance of your duties under this Agreement, to the maximum extent permitted by law. You shall be entitled to advancement of expenses in the event an indemnifiable event occurs or is threatened upon written notice to the Company of such event. You may be represented in any such matter by counsel of your choice if you shall reasonably determine that there exists a conflict of interest between the Company and you. The Company’s obligations under this Section 6 shall be subject to you executing and delivering to the Company an undertaking agreement containing customary provisions for the repayment of any amounts paid, advanced, or reimbursed by the Company to the extent that it is ultimately determined that you are not entitled to indemnification pursuant to this Section 6.
7.    General.
7.1    Notices. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally or mailed first-class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith): If to the Company, to the Company’s principal HR official in the United States and, if to you, to the address set forth on the records of the Company.
7.2    Governing Law. Except for the indemnification provision contained in Section 6, which shall be governed by the laws of the State of Delaware, this Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia applicable to agreements made and performed within Virginia, without regard to the principles of conflicts laws.

7.3    Resolution of Conflict. Except as provided in Section 5.7, any and all disputes, claims and controversies between the parties hereto concerning the validity, interpretation, performance, termination or breach of this Agreement, which cannot be resolved by the parties within ninety (90) days after such dispute, claim or controversy arises shall, at the option of either party, be referred to and finally settled by arbitration. Such arbitration shall be initiated by the initiating party giving notice (the “Arbitration Notice”) to the other party (the “Respondent”) that it intends to submit such dispute, claim or controversy to arbitration. Each party shall, within thirty (30) days of the date the Arbitration Notice is received by the Respondent, designate a person to act as an arbitrator; if either party fails to designate a person to Act as an arbitrator within the time specified herein the arbitration shall be conducted by the sole designated arbitrator. The two arbitrators appointed by the parties shall, within thirty (30) days after their designation appoint a third arbitrator who shall act as presiding arbitrator (the “Presiding Arbitrator”). If the two arbitrators designated by the parties are unable to appoint a Presiding Arbitrator, the Presiding Arbitrator shall be appointed according to the rules of the American Arbitration Association as in effect on the date the notice of submission to arbitration is given (the “Rules”). Such arbitration shall be held in Virginia in accordance with the Rules except as otherwise expressly provided herein. The arbitrators shall, by majority vote, render a written decision stating reasons therefore in reasonable detail within three (3) months after the appointment of all the arbitrators. The award of the arbitrators shall be made in United States currency and shall be final and binding, and judgment thereon may be rendered by any court having jurisdiction thereof, or application may be made to such court for the judicial acceptance of the award and an order of enforcement as the case may be.
7.4    Assignability. This Agreement may not be assigned by either party without the other party’s express written consent.
7.5    Amendments; Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived only by written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect such party’s right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.
7.6    Severability. If any provision of this Agreement is held to be unenforceable by a court, the remaining provisions shall be enforced to the maximum extent possible. If a court should determine that any provision of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.
7.7    Withholding Taxes. Payments made to pursuant to this Agreement shall be subject to withholding and social security taxes and other ordinary and customary payroll deductions.

7.8    Compliance with Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent applicable and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, if at the time of your termination of employment with the Company you are a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder or under the LTI Plans as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the expiration of the six-month period measured from the date of your separation from service with the Company (or the earliest date as is permitted under Section 409A of the Code). On the first day of the seventh month following the date of your separation from service, or if earlier, the date of your death, all payments delayed pursuant to this paragraph (whether they would have otherwise been paid or reimbursed to you in a single sum or in installments) shall be paid or reimbursed to you in a single sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal dates specified for them in this Agreement. In addition, if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(l)(iv) or (v), as applicable. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with you in good faith regarding the implementation of the provisions of this Section 7.8.
7.9    Section 280G.
(a)    If any of the payments or benefits received or to be received by you (including, without limitation, any payment or benefits received in connection with your Separation of Service, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”, then such 280G Payments will be reduced in a manner determined by the Company (by the minimum possible amounts) that is consistent with the requirements of Section 409A until no amount payable to you will be subject to the Excise Tax. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts will be reduced (but not below zero) on a pro rata basis.

(b)    All calculations and determinations under this Section will be made by an independent accounting firm, independent consultant or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations will be conclusive and binding on the Company and you for all purposes. For purposes of making the calculations and determinations required by this Section, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and you will furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section. The Company will bear all costs the Tax Counsel may reasonably incur in connection with its services.
7.10    No Offset. Neither you nor the Company shall have any right to offset any amounts owed by one party hereunder against amounts owed or claimed to be owed to such party, whether pursuant to this Agreement or otherwise, and you and the Company shall make all the payments provided for in this Agreement in a timely manner.
7.11    Beneficiaries. Whenever this Agreement provides for any payment to your estate, such payment may be made instead to such beneficiary or beneficiaries as you may designate by written notice to the Company. You shall have the right to revoke any such designation and to re-designate a beneficiary or beneficiaries by written notice to the Company (and to any applicable insurance company) to such effect.
7.12    Compliance with SSA and Proxy Agreement. The parties agree that the terms of this Agreement and the performance of the parties’ obligations contemplated herein are intended to be subject to any Special Security Agreement (“SSA”) or Proxy Agreement entered into between the Company and the Department of Defense, each as may be modified from time to time. To the extent that any provision of this Agreement is prohibited or invalid under the terms of any SSA or Proxy Agreement, (a) such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and (b) the Company and you agree to negotiate in good faith such changes as may be necessary to comply with the terms of any SSA or Proxy Agreement and to preserve to the maximum extent possible, the rights and obligations of the parties hereto.
7.13    Successor. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had occurred. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to all or substantially all of its business or assets which becomes bound by all of the terms and conditions of this Agreement.
7.14    Counterparts. This Agreement may be executed in any number of counterparts and by facsimile or .pdf, all of which shall constitute one original instrument.

7.15    Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
7.16    Entire Agreement. This letter and the documents and agreements referenced herein constitute the entire agreement between you and the Company with respect to the subject matter hereof and as of the Effective Date will supersede any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and the Company concerning those subject matters, including but not limited to the employment agreement between you and the Company dated as of May 1, 2014 and the employment agreement between you and the Company dated as of May 3, 2017. The terms set forth in this letter shall not be changed, altered, modified or amended, except by a written agreement that (i) explicitly states the intent of both parties hereto to supplement this offer letter and (ii) is signed by both parties hereto. No provision of this Agreement is intended to confer on any person not a party hereto any rights or remedies.
7.17    No Mitigation. The Company agrees that, if your employment with the Company terminates, you shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to you by the Company pursuant to Section 4. Further, no payment or benefit provided for in this Agreement shall be reduced by any compensation earned by you as the result of retirement benefits or as a result of you providing services to another Person.
7.18    Survival. Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the parties will survive any such termination, whether by termination of your employment or otherwise, for such period as may be appropriate under the circumstances. Such provisions include, without limitation, Sections 4, 5, 6 and 7.
To accept this offer, please sign this letter in the space provided below and return to Tami Gesiskie, Senior Vice President, Human Resources. We are pleased to reach agreement regarding your continued service to the Company and look forward to receiving your acceptance of this offer by 11:59 pm (ET) on [  ], 2022.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement with legal and binding effect as of the day and year first above written.

LEONARDO DRS, INC.

By:	/s/ Frances F. Townsend
	Name:	Frances F. Townsend
	Title:	Compensation Committee Chair

WILLIAM J. LYNN III

/s/ William J. Lynn III
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